EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Agreement”) is entered into effective May 22, 2020 (the “Effective Date”), by Matthew Stecker (“Executive”) and Evolving Systems, Inc. (the “Company”).

RECITALS

A.	Executive is currently serving as CEO of Company and Company desires to continue to employ Executive and to compensate Executive for Executive’s services to the Company; and

B.	Executive continues to wish to be employed by the Company and provide services to the Company in return for certain compensation;

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree to the following Amendment to the Employment Agreement:

1.	Incentive Compensation. Section 3.2 of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

3.2	Incentive Compensation. Executive shall be eligible for an annual incentive bonus ("Incentive Compensation") of 60% of Executive’s then current base salary as determined by the Board in its sole discretion, provided that should the Company substantially achieve its base operating plan as adopted by the Board, the annual incentive amount will be subject to a minimum of 15% of annual base compensation. The minimum bonus consideration of 15% will be earned if the average attainment relative to the Board approved Plan for Revenue and EBITDA is at least 100%, subject to a minimum attainment in each of at least 95%. Bonus amounts above the minimum will be determined at the sole discretion of the Board.

The Company will pay annual Incentive Compensation at the time(s) determined by the Company, but in no event later than March 15 of the calendar year following the year in which Executive’s right to the Incentive Compensation arises.

2.	Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3.	Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Amendment on the day and year first written above.

Company:		EXECUTIVE:

Evolving Systems, Inc.

By:	/s/ DAVID J. NICOL	/s/ MATTHEW STECKER
Name:	DAVID J. NICOL	Name:	MATTHEW STECKER
Title:	Director & Chair of Compensation Committee	Title:	CEO and Chairman of the Board